Exhibit 10.9.1

AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is effective as of April 27, 2016 (the “Amendment Effective Date”), by and among SolarWinds Worldwide, LLC, a Delaware limited liability company (the “Company”), and David Gardiner (“Employee”).
Recitals
A.The Company and Employee have entered into an Employment Agreement dated October 15, 2015 (the “Existing Agreement”). Capitalized terms that are used in this Amendment and not defined herein shall have the meanings assigned to them in the Existing Agreement.
B.    In connection with the new ownership of the Company, the Company and Employee desire to amend the Existing Agreement to clarify the severance benefits with respect to the Project Aurora Change of Control and provide for additional severance benefits to Employee, as more particularly set forth in this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the terms and conditions set forth herein.
Amendments
1.    Definitions. Effective as of the Amendment Effective Date, Section 8 of the Existing Agreement is hereby amended to add the following definitions:
“Board” means the board of directors of the Company’s ultimate parent.
“Equity Awards” means equity-based awards granted to Employee under an equity incentive plan approved by the Board.
“Post-Closing RSU Payments” means those cash payments that may be due to Employee pursuant to Section 1.5(b) of the Project Aurora Merger Agreement.
“Project Aurora Change of Control” means the Change of Control occurring pursuant to the Project Aurora Merger Agreement.
“Project Aurora Merger Agreement” means that certain Agreement and Plan of Merger dated October 21, 2015 by and among Project Aurora Holdings, LLC, Project Aurora Merger Corp. and SolarWinds, Inc.
2.    Termination for Death or Disability. The second sentence of Section 4(b) of the Existing Agreement is hereby amended to read as follows (italics illustrate amendments):
“No severance pay or other separation benefits will be paid in the event of such termination due to death except that Employee’s beneficiaries shall be entitled to receive any earned but unpaid Base Salary, any bonus compensation to the extent earned but unpaid, any vested deferred compensation (other than pension plan or profit-sharing plan benefits which will be paid in accordance with the applicable plan), any vested Equity Awards (subject to any right of repurchase set forth in any applicable equity plan or agreement), any vested Post-Closing RSU Payments, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, and any appropriate business expenses incurred by Employee in connection with Employee’s duties hereunder, all to the date of termination (collectively “Accrued Compensation”).”
3.    Additional Severance Upon Termination Other Than for Cause. The second sentence of Section 4(c) of the Existing Agreement is hereby amended to read as follows (italics illustrate amendments):
“However, in the event of termination of the Employee’s employment by the Company other than for Cause, the Employee shall be entitled to receive: (i) a lump sum cash severance amount equivalent to twelve (12) months of Employee’s then current annual base salary (the “Severance Payments”), less applicable deductions; (ii) any earned but unpaid incentive compensation payments; (iii) reimbursement of the health and dental care continuation premiums for Employee and Employee’s dependents incurred by Employee to effect continuation of health and dental insurance coverage for Employee and Employee’s dependents on the same basis as active employees, for a period of twelve (12) months from the date of such termination, to the extent that Employee is eligible for and elects continuation coverage under COBRA; and (iv) solely with respect to a termination other than for Cause occurring after February 5, 2017, any Post-Closing RSU Payments, less applicable withholdings and deductions, that are due to Employee upon the vesting of such Post-Closing RSU Payments in the six (6) months after the effective date of termination.
4.    Change of Control Benefits.
(a)    Section 5 of the Existing Agreement is hereby amended to read as follows (italics illustrate amendments):
"5.    Change of Control Benefits.
(a)    In the event of termination of the Employee’s employment by the Company other than for Cause or in the event of Constructive Termination during the twelve (12) month period after the effective date of the Project Aurora Change of Control, the Employee shall be entitled to (i) immediate and full vesting of all unvested Post-Closing RSU Payments, less applicable withholdings and deductions, as of the effective date of termination, and (ii) the consideration set forth in Section 4(c) above.

(b)    In the event of termination of the Employee ‘s employment by the Company other than for Cause or in the event of Constructive Termination upon or during the twelve (12) month period after the effective date of a Change of Control (other than the Project Aurora Change of Control), the Employee shall be entitled to (i ) immediate and full vesting of all of Employee’s outstanding and unvested Equity Awards as of the date of such termination, and (h) the consideration set forth in Section 4(c) above.
(c)    For the avoidance of doubt, in the event of a Change of Control occurring after the Amendment Effective Date but before February 5, 2017 and either a termination other than for Cause or a Constructive Termination occurring before February 5, 2017 (such that both Section 5(a) and Section 5(b) of the Agreement would apply), the Employee would not be entitled to duplication of any benefits provided under Section 4(c) of the Agreement.”
5.    References in the Existing Agreement or this Amendment to “this Agreement” or “the Agreement” shall refer to the Existing Agreement as amended by this Amendment.
6.    Except as expressly amended by this Amendment, the Existing Agreement is hereby ratified in its entirety and shall remain in full force and effect.
7.    This Amendment may be delivered via facsimile or electronic delivery (e,g., .pdf) and may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the date first set forth above.

SOLARWINDS WORLDWIDE, LLC

By:	/s/ Kevin Thompson
Kevin Thompson
President and Chief Executive Officer

By:	/s/ David Gardiner
David Gardiner